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EXHIBIT 1

                        AGREEMENT REGARDING JOINT FILING

         The undersigned, John C. Lorentzen and Penney L. Fillmer, agree that this Ninth Amendment to Schedule 13D, dated as of March 27, 2003, with respect to Broadview Media, Inc. (f/k/a Northwest Teleproductions, Inc.) is being filed on behalf of each of them individually.



/s/ John C. Lorentzen
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John C. Lorentzen



/s/ Penney L. Fillmer
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Penney L. Fillmer